September 13, 2019

Mr. Kevin Sylla

Executive Chairman

Foothills Exploration, Inc.

10940 Wilshire Blvd - 23rd Floor

Los Angeles, CA 90024

USA

Re: Estimated Net Reserves and income for certain Foothills Exploration properties located in Sweetwater County, Wyoming, as of August 1, 2019

Dear Mr. Sylla:

Per your request, MHA, a Sproule Company (MHA), has estimated reserves and future net income attributable to Foothills Exploration, Inc (Foothills) interests in the Point of Rocks, South Black Rock, and Deadman Wash gas fields located in Sweetwater County, Wyoming. This report includes 22 proved developed producing (PDP) wells and 3 recompletions (proved behind pipe, PBP’s). This report is compliant with SEC regulations, has an effective date of August 1, 2019, utilized a constant gas price of $2.973/mmbtu, and assumed constant costs and expenses. Net reserves and income for the subject properties are summarized in Table 1 below.

Table 1: Point of Rocks, South Black Rock, and Deadman Wash Gas Fields

Net Proved Reserves & Associated Income

as of August 1, 2019

Reserve	Net Oil,	Net Gas,	Undiscounted	PV10 NCF,
Category	MSTB	MMCF	NCF M$	M$
PDP	0	1,918.7	2,954.7	1,972.9
PBP	0	251.4	210.6	8.0
Total Proved	0	2,170.1	3,165.3	1,980.8

Statement of Risk

The accuracy of reserve and economic evaluations is always subject to uncertainty. The magnitude of this uncertainty is generally proportional to the quantity and quality of data available for analysis. As a well matures and new information becomes available, revisions may be required which may either increase or decrease the previous reserve assignments. Sometimes these revisions may result not only in a significant change to the reserves and value assigned to a property, but also may impact the total company reserve and economic status. The reserves and forecasts contained in this report were based upon a technical analysis of the available data using accepted engineering principles. However, they must be accepted with the understanding that further information and future reservoir performance subsequent to the date of the estimate may justify their revision. It is MHA’s opinion that the estimated proved reserves and other reserve information as specified in this report are reasonable and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles, as set forth in the SPE-PRMS manual. Notwithstanding the aforementioned opinion, MHA makes no warranties concerning the data and interpretations of such data. In no event shall MHA be liable for any special or consequential damages arising from Foothills’ use of MHA’s interpretation, reports, or services produced as a result of its work for Foothills Exploration, Inc.

Neither MHA, nor any of our employees, have any interest in the subject properties. Neither the employment to do this work, nor the compensation, is contingent on the results contained in this report. This report was prepared for the exclusive use of Foothills Exploration, Inc and will not be released by MHA to any other parties without Foothills’ written permission.

MHA gives Foothills permission to publish the results of this evaluation as part of their filings procedures.

Thank you for this opportunity to be of service to Foothills Exploration. Do not hesitate to contact us if you have any questions.

Sincerely,

John Seidle
Senior Reservoir Engineer
MHA, a Sproule company